Exhibit 99.1

DURECT Corporation Announces Positive Phase I Study Results with New Product in Development

CUPERTINO, CA, December 11, 2006 / PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today that it has successfully completed Phase I clinical trials with a new product, DUR-843, which is intended to treat a persistent pain condition. We believe that the persistent pain market remains underserved and that DUR-843 has the potential to provide several advantages over existing pain medications.

“We are pleased to add another product candidate to our pipeline and with the rapid progress and positive results thus far,” stated James E. Brown, DVM, President and CEO of DURECT. “As a result of our recent collaboration with Nycomed covering POSIDUR, we are in a stronger financial position and therefore have decided to further develop this product on our own as part of our strategy to become a specialty pharmaceutical company. To that objective, for competitive reasons, DURECT is not disclosing at this time the specific drug delivery technology which underlies DUR-843 as well as the active pharmaceutical agent.”

The objectives of the Phase I clinical studies recently completed were to determine the safety and tolerability of DUR-843 in healthy human volunteers as well as evaluate the pharmacokinetics of the active pharmaceutical agent following administration of the product candidate. In these trials, DUR-843 appeared safe and well-tolerated.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies focused on treating chronic and episodic diseases and conditions. The Company currently has a number of late-stage pharmaceutical products in development initially focused on significant unmet medical needs in pain management, with a number of research programs underway in a variety of other therapeutic areas. For more information, please visit www.durect.com.

NOTE: DUR-843 is a drug candidate under development and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s product candidate DUR-843, its attributes and commercial potential are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated November 3, 2006 under the heading “Risk Factors.”

SOURCE:

DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation,

+1-408-777-1417

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, +415 677-2700, jeremiah.hall@fkhealth.com